Form N-SAR
Item 77 D
Policies With Respect to Security Investments
The RBB Fund, Inc.

1. On September 2, 2014, the Board of Directors of The RBB Fund, Inc. approved a Plan of Liquidation and Termination (the
"Plan") for the Perimeter Small Cap Growth Fund (the "Fund").
As disclosed in the Prospectuses, the Fund is permitted to depart from its stated investment objective and policies and to hold up to 100% of assets, as a temporary defensive measure, in money market instruments and other cash equivalents. During this time, the Fund may not achieve its investment objective.

The RBB Fund, Inc. incorporates herein by reference the supplement dated September 3, 2014 that was filed electronically with the SEC on September 3, 2014. (Accession
No. 0001104659-14-064502).

2. On December 5, 2014, the Board of Directors of The RBB Fund, Inc. approved a Plan of Liquidation and Termination (the "Plan") providing for the Money Market Portfolio (the "Fund"). As part of the Plan, the Fund will begin liquidating securities and the Fund may invest all or part of the proceeds from the liquidation of portfolio securities in cash
equivalent instruments or hold the proceeds in cash.    During
this time, the Fund may not achieve its investment goal.

The RBB Fund, Inc. incorporates herein by reference the supplement dated December 5, 2014 that was filed electronically with the SEC on December 5, 2014. (Accession
No. 0001104659-14-085066).

3. On February 12, 2014, the Board of Directors of The RBB Fund, Inc. approved a Plan of Liquidation and Termination for the S1 Fund (the "Fund). As disclosed in the Prospectuses, the Fund is permitted to depart from its principal investment strategy by taking temporary defensive positions (up to 100% of its assets) in all types of money market and short-term debt securities. During this time, the Fund may not achieve its investment objective.

The RBB Fund, Inc. incorporates herein by reference the supplement dated February 17, 2015 that was filed electronically with the SEC on February 17, 2015. (Accession
No. 0001104659-15-011042).